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                                                                Exhibit (d)(12)

       THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK

               PLEASE READ THIS LIMITED BENEFIT RIDER CAREFULLY

BENEFITS PAID UNDER THIS RIDER MAY BE TAXABLE. IF SO, YOU MAY INCUR A TAX OBLIGATION. YOU SHOULD CONSULT YOUR PERSONAL TAX ADVISOR TO ASSESS THE IMPACT OF THIS BENEFIT.

BENEFITS SPECIFIED UNDER THE POLICY, INCLUDING THE SPECIFIED AMOUNT, CASH VALUE, CASH SURRENDER VALUE AND ACCUMULATION VALUE, ARE REDUCED UPON PAYMENT OF THIS BENEFIT.

                      GUARANTEED WITHDRAWAL BENEFIT RIDER

DEFINITIONS

INITIAL ELECTION DATE means the Policy anniversary on which the Owner elects to begin receiving Guaranteed Withdrawal Benefits under this Rider. The Initial Election Date must occur on or after the first Policy anniversary following the expiration of the Minimum Eligibility Period.

POLICY MONTH means the time period beginning on a deduction day and ending on the day immediately prior to the next following deduction day.

WITHDRAWAL BENEFIT BALANCE means the amount of future guaranteed withdrawal benefits available under this Rider.

RIDER BENEFIT

Subject to the terms and conditions of this Rider and after the expiration of the Minimum Eligibility Period shown on the Rider Schedule, We will pay a Guaranteed Withdrawal Benefit Amount to You each Policy Month, while this Rider is in force, for as long as the Withdrawal Benefit Balance is greater than zero. The Benefit Eligibility Test, as described below, must be met for any Guaranteed Withdrawal Benefit Amount to be payable.

From the Initial Election Date until this Rider's termination date, the Policy will be guaranteed to remain in force without any additional premium payment if all the conditions of the Benefit Eligibility Test are satisfied and the Waiver of Monthly Deduction provision in the Rider is in effect.

WITHDRAWAL BENEFIT BASIS

The Withdrawal Benefit Basis is shown on the Rider Schedule. It is used in the calculation of the Guaranteed Withdrawal Benefit Amount.

WITHDRAWAL BENEFIT BALANCE

The Withdrawal Benefit Balance is used in the calculation of the Guaranteed Withdrawal Benefit Amount. The initial Withdrawal Benefit Balance is determined on the Initial Election Date and is equal to:

    (a)the Withdrawal Benefit Basis on the Initial Election Date; times

    (b)the applicable Withdrawal Benefit Factor shown on the Table of Withdrawal Benefit Factors.

If the Specified Amount of the Policy is increased before the Initial Election Date, the Withdrawal Benefit Basis may also be increased, subject to Our rules then in effect. If the Specified Amount under the Policy is decreased, the Withdrawal Benefit Basis will also be decreased.

GUARANTEED WITHDRAWAL BENEFIT AMOUNT

The Guaranteed Withdrawal Benefit Amount is determined on the Initial Election Date and is equal to:

    (a)the initial Withdrawal Benefit Balance; times

    (b)the Guaranteed Withdrawal Benefit Percentage shown on the Rider Schedule.

Payment of any withdrawal benefit is not subject to a surrender charge or a partial surrender charge.

Copyright (C) 2013 American International Group, Inc. All rights reserved.

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You may request to receive withdrawal benefit payments of less than the
Guaranteed Withdrawal Benefit Amount, subject to Our rules then in effect for such payments. Payment of an amount less than the Guaranteed Withdrawal Benefit Amount could extend the period for which You can receive withdrawal benefits under this Rider. You may request a suspension of withdrawal benefit payments by notifying Us in writing. Payment of the withdrawal benefits may be resumed if the Benefit Eligibility Test is met and the then-current Withdrawal Benefit Balance is greater than zero. You may not request payment of a withdrawal benefit that exceeds the lesser of the Guaranteed Withdrawal Benefit Amount or the Withdrawal Benefit Balance under this Rider.

Each withdrawal benefit payment will reduce the Withdrawal Benefit Balance of the Policy by the amount of such withdrawal benefit payment. The Withdrawal Benefit Basis will be reduced in the same proportion as the reduction in the Withdrawal Benefit Balance. The Specified Amount of the Policy will be reduced by the same amount as the reduction in the Withdrawal Benefit Basis. The Accumulation Value, Cash Surrender Value, Cash Value and Continuation Guarantee Account value of the Policy will be reduced in the same proportion as the reduction in the Specified Amount of the Policy. Any withdrawal benefit paid under this rider will never be less than the reduction in Cash Surrender Value, if any, that results from payment of a withdrawal benefit under this rider.

The Withdrawal Benefit Basis, the Withdrawal Benefit Balance, and the Guaranteed Withdrawal Benefit Amount will be reset on the date any of the following events occurs:

    (a)the Policy's Specified Amount is decreased at Your request or as result of a Partial Surrender; or

    (b)a portion of the Death Benefit Proceeds is accelerated, for a reason other than terminal illness, under an accelerated death benefit rider, if any, attached to the Policy.

The Withdrawal Benefit Basis after resetting will be equal to the greater of zero or the following amount:

    (a)the then-current Specified Amount; minus

    (b)the difference between the Specified Amount immediately prior to the Initial Election Day and the Withdrawal Benefit Basis immediately prior to the Initial Election Day.

The Withdrawal Benefit Balance after resetting will be equal to:

    (a)the previous Withdrawal Benefit Balance; times

    (b)the ratio between the Withdrawal Benefit Basis after resetting and the previous Withdrawal Benefit Basis.

The Guaranteed Withdrawal Benefit Amount after resetting will be equal to:

       (a)the previous Guaranteed Withdrawal Benefit Amount; times

       (b)the ratio between the Withdrawal Benefit Basis after resetting and the previous Withdrawal Benefit Basis.

BENEFIT ELIGIBILITY TEST

All of the following conditions must be satisfied to meet the Benefit Eligibility Test:

    (a)the Policy has been in force for at least the Minimum Eligibility Period shown on the Rider Schedule; and

    (b)the Policy's Continuation Guarantee Account value immediately prior to the Initial Election Date is sufficient to provide for all the Continuation Guarantee Account Monthly Deductions due beginning on the Initial Election Date until the deduction day immediately prior to the Continuation Guarantee Target Date shown on the Rider Schedule; and

    (c)the Death Benefit Option is Death Benefit Option A or Death Benefit Option 1, as applicable; and

    (d)there is no indebtedness under the Policy; and

Copyright (C) 2013 American International Group, Inc. All rights reserved.

13972N

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    (e)payment of the Guaranteed Withdrawal Benefit Amount beginning on the
       Initial Election Date and during each Policy Month thereafter, until the Withdrawal Benefit Balance is reduced to zero, does not cause the Policy to fail to meet the definition of life insurance under Internal Revenue Code (IRC) Section 7702; and

    (f)the Policy is not a Modified Endowment Contract under Section 7702 A of the IRC; and

    (g)the Policy to which this Rider is attached is not within seven years of a material change as defined by Section 7702 A of the IRC (material changes include, but are not limited to, Death Benefit Option changes, Specified Amount increases or the addition of certain riders.); and

    (h)no benefit under any accelerated death benefit rider, if any, attached to the Policy is acknowledged by Us as payable to You; and

    (i)no claim is pending as to any accelerated death benefit rider, if any, attached to the Policy; and

    (j)the entire Accumulation Value is allocated to the General Account, the Fixed Account, the Declared Interest Account, or the Excess Interest Account, as applicable under the policy to which this rider is attached.

Condition (b) of the Benefit Eligibility Test must be satisfied without regard to any waiver benefits provided under this Rider or any other Rider attached to the Policy.

Immediately prior to the first withdrawal benefit payment on the Initial Election Date, the entire Accumulation Value will be transferred to, or will remain in the General Account, the Fixed Account, the Declared Interest Account, or the Excess Interest Account, as applicable to the policy to which the rider is attached. No transfers or allocations of Accumulation Value from the General Account, the Declared Interest Account, or the Excess Interest Account, as applicable to the policy to which the rider is attached, will be allowed beginning on the Initial Election Date. Transfers may resume on the date the Withdrawal Benefit Balance equals zero.

As of the Initial Election Date, no increases to the Specified Amount or changes to the Death Benefit Option will be allowed.

WAIVER OF MONTHLY DEDUCTION

On each deduction day following the Initial Election Date, if the Benefit Eligibility Test is met and the Policy's Cash Surrender Value is insufficient to provide for the Monthly Deduction due, We will waive the portion of such Monthly Deduction that exceeds the Policy's Cash Surrender Value. We will also waive the portion of the Continuation Guarantee Account Monthly Deduction due that exceeds the Continuation Guarantee Account Value so that the Continuation Guarantee Account Value does not become less than zero on any deduction day following the Initial Election Date.

RIDER CHARGE

The monthly charge for this Rider is payable only on each deduction day prior to the Initial Election Date In no event shall the rider charge be payable beyond the Years Payable shown for this rider in the Policy Schedule.

The Maximum Rider Charge Per Unit is shown on the Rider Schedule. We can use rider charge rates that are lower than the maximum rates. Any change in rates will apply to all riders in the same premium class as this Rider.

Copyright (C) 2013 American International Group, Inc. All rights reserved.

13972N

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HOW WE CALCULATE THE RIDER CHARGE FOR THIS RIDER

We calculate the charge for this Rider at the beginning of each Policy Month on the deduction day. The Rider charge is equal to:

    (a)the applicable rider charge per unit; times

    (b)the Rider Amount At Risk; divided by

    (c)1,000.

The Rider Amount At Risk is equal to the lesser of:

    (a)the Withdrawal Benefit Basis; or

    (b)the Policy's Net Amount At Risk; times the following ratio:

       1. the Withdrawal Benefit Basis; divided by

       2. the sum of the Withdrawal Benefit Basis and all accelerated benefit coverage amounts under all premium paying accelerated benefit riders, if any, attached to the Policy.

PREMIUM CLASS

The Premium Class for the Insured covered under this Rider is shown on the Rider Schedule.

INCONTESTABILITY

After this Rider has been in force during the lifetime of the Insured for two years from the Effective Date of this Rider or from the date of last reinstatement, whichever occurs last, We will not contest this Rider.

REINSTATEMENT

We will reinstate this Rider by written request if the Policy is reinstated with the Continuation Guarantee Benefit at the same time. The reinstated Rider will be in force from the same date that the Policy is reinstated.

TERMINATION

This Rider will terminate on the earliest of:

    (a)the date the Policy terminates; or

    (b)any date requested by You in writing if such date is within the period during which charges for this Rider are payable; or

    (c)the date You request a withdrawal benefit that exceeds the Guaranteed Withdrawal Benefit Amount; or

    (d)the date We approve a written request by You to accelerate the Policy's Death Benefit Proceeds, due to the terminal illness of the Insured, under an accelerated death benefit rider, if any, attached to the Policy; or

    (e)the Continuation Guarantee Target Date shown on the Rider Schedule.

POLICY PROVISIONS APPLICABLE

This Rider is subject to all the provisions of the Policy to which it is attached, except as provided in this Rider.

CONSIDERATION

The consideration for this Rider is the application for the Policy and this Rider, payment of the first premium and deduction of the initial charge for this Rider from the Accumulation Value of the Policy.

The Effective Date of this Rider is the Date of Issue of the Policy.

/s/ Jay S. Wintrob

   PRESIDENT

Copyright (C) 2013 American International Group, Inc. All rights reserved.

13972N

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                                RIDER SCHEDULE

                                 Insured  -   [John Doe]
                                     Age  -   [35]
                                  Gender  -   [[Male]]
                           Premium Class  -   [x]
              Minimum Eligibility Period  -   [x] Years
      Continuation Guarantee Target Date  -   [January 1, 2134]
                Withdrawal Benefit Basis  -   [x]
Guaranteed Withdrawal Benefit Percentage  -   [x]%
           Maximum Rider Charge Per Unit  -   [x]

Copyright (C) 2013 American International Group, Inc. All rights reserved.

13972N

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                      TABLE OF WITHDRAWAL BENEFIT FACTORS

                 POLICY YEAR   FACTOR   POLICY YEAR   FACTOR
                     [1       XXX.XXXX      44       XXX.XXXX
                     2        XXX.XXXX      45       XXX.XXXX
                     3        XXX.XXXX      46       XXX.XXXX
                     4        XXX.XXXX      47       XXX.XXXX
                     5        XXX.XXXX      48       XXX.XXXX
                     6        XXX.XXXX      49       XXX.XXXX
                     7        XXX.XXXX      50       XXX.XXXX
                     8        XXX.XXXX      51       XXX.XXXX
                     9        XXX.XXXX      52       XXX.XXXX
                     10       XXX.XXXX      53       XXX.XXXX
                     11       XXX.XXXX      54       XXX.XXXX
                     12       XXX.XXXX      55       XXX.XXXX
                     13       XXX.XXXX      56       XXX.XXXX
                     14       XXX.XXXX      57       XXX.XXXX
                     15       XXX.XXXX      58       XXX.XXXX
                     16       XXX.XXXX      59       XXX.XXXX
                     17       XXX.XXXX      60       XXX.XXXX
                     18       XXX.XXXX      61       XXX.XXXX
                     19       XXX.XXXX      62       XXX.XXXX
                     20       XXX.XXXX      63       XXX.XXXX
                     21       XXX.XXXX      64       XXX.XXXX
                     22       XXX.XXXX      65       XXX.XXXX
                     23       XXX.XXXX      66       XXX.XXXX
                     24       XXX.XXXX      67       XXX.XXXX
                     25       XXX.XXXX      68       XXX.XXXX
                     26       XXX.XXXX      69       XXX.XXXX
                     27       XXX.XXXX      70       XXX.XXXX
                     28       XXX.XXXX      71       XXX.XXXX
                     29       XXX.XXXX      72       XXX.XXXX
                     30       XXX.XXXX      73       XXX.XXXX
                     31       XXX.XXXX      74       XXX.XXXX
                     32       XXX.XXXX      75       XXX.XXXX
                     33       XXX.XXXX      76       XXX.XXXX
                     34       XXX.XXXX      77       XXX.XXXX
                     35       XXX.XXXX      78       XXX.XXXX
                     36       XXX.XXXX      79       XXX.XXXX
                     37       XXX.XXXX      80       XXX.XXXX
                     38       XXX.XXXX      81       XXX.XXXX
                     39       XXX.XXXX      82       XXX.XXXX
                     40       XXX.XXXX      83       XXX.XXXX
                     41       XXX.XXXX      84       XXX.XXXX
                     42       XXX.XXXX      85       XXX.XXXX
                     43       XXX.XXXX      86       XXX.XXXX]

Copyright (C) 2013 American International Group, Inc. All rights reserved.

13972N

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                        USL (NEW YORK) POLICY SCHEDULE

                                              MONTHLY COST  YEARS PAYABLE
      ADDITIONAL BENEFITS PROVIDED BY RIDERS

      Guaranteed Withdrawal Benefit Rider      See Rider        [xx]

Copyright (C) 2013 American International Group, Inc. All rights reserved.

13972N